Exhibit 99.1

TOREADOR ANNOUNCES COMMON STOCK SALE

DALLAS, TEXAS – (February 16, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) announces that it sold 1,437,500 shares of its common stock pursuant to a public offering at a price of $24.25 per share. The sale resulted in net proceeds of approximately $32.6 million.

The shares sold include 187,500 shares of common stock purchased by Morgan Keegan & Company, Inc., the underwriter of the offering, to cover over-allotments in connection with the offering.

Toreador intends to use the net proceeds from the sale primarily to fund its 2005 capital expenditure budget and also for general corporate purposes.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in oil and natural-gas exploration, development, production, leasing and acquisition activities. The company currently holds interests in permits granting it the right to explore and develop oil and natural-gas properties in the Paris Basin, France; offshore and onshore Turkey; and onshore Romania. The company also owns various working-interest properties primarily in Texas, Kansas, New Mexico, Louisiana and Oklahoma.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Director, Investor Relations

214-559-3933 or 800-966-2141